Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
April 26, 2018

CFO Commentary on First Quarter 2018 Financial Results and Updated Full Year 2018 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, April 26, 2018 at 5:00 p.m. ET to review first quarter 2018 financial results, as well as its updated full year 2018 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com.

Throughout this commentary, references to non-GAAP financial measures in the first quarter of 2018 exclude $8.3 million in net sales, gross profit and  selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the "new revenue accounting standard"), $11.0 million in Project CONNECT program expenses and discrete costs ($8.4 million net of tax), and $1.0 million in incremental provisional income tax expense related to the Tax Cuts and Jobs Act (the "TCJA"). References to non-GAAP financial measures in the first quarter of 2017 exclude $1.3 million in Project CONNECT program expenses and discrete costs ($0.9 million net of tax).

First Quarter 2018 GAAP Financial Summary

•	Net sales increased 12 percent (8 percent constant-currency) to a record $607.3 million, compared to $543.8 million in the first quarter of 2017.

•	Gross margin increased 180 basis points to a record 49.3 percent, compared to 47.5 percent in the first quarter of 2017.

•
Operating income increased 24 percent to a record $59.3 million, compared to $48.0 million in the first quarter of 2017, representing 100 basis points of operating margin expansion to 9.8 percent, compared to 8.8 percent in the first quarter of 2017.

•	Net income increased 25 percent to a record $45.1 million, or $0.64 per diluted share, compared to $36.0 million, or $0.51 per diluted share, in the first quarter of 2017.

•	Inventories increased 2 percent to $406.0 million at March 31, 2018, compared to $398.8 million at March 31, 2017.

•	Cash and short-term investments totaled $808.2 million at March 31, 2018, compared to $590.5 million at March 31, 2017.

•	The company repatriated $219.6 million of foreign cash to the United States in early April 2018.

•	The board of directors authorized a regular quarterly cash dividend of $0.22 per share, payable on May 31, 2018 to shareholders of record on May 17, 2018.

First Quarter 2018 non-GAAP Financial Summary

•	Non-GAAP net sales increased 10 percent (7 percent constant-currency) to $599.0 million, compared to $543.8 million in the first quarter of 2017.

•	Non-GAAP gross margin increased 110 basis points to 48.6 percent, compared to 47.5 percent in the first quarter of 2017.

•
Non-GAAP operating income increased 43 percent to $70.3 million, compared to $49.3 million in the first quarter of 2017, representing 260 basis points of operating margin expansion to 11.7 percent, compared to 9.1 percent in the first quarter of 2017.

•	Non-GAAP net income increased 48 percent to $54.5 million, or $0.77 per diluted share, compared to $36.9 million, or $0.52 per diluted share, in the first quarter of 2017.

	GAAP			Non-GAAP
	Q1 2018	Q1 2017	Change	Q1 2018	Q1 2017	Change
	(dollars in millions except per share amounts)
Net sales	$607.3	$543.8	12%	$599.0	$543.8	10%
Gross margin	49.3%	47.5%	180 bps	48.6%	47.5%	110 bps
SG&A rate	40.1%	39.1%	100 bps	37.4%	38.9%	-150 bps
Operating income	$59.3	$48.0	24%	$70.3	$49.3	43%
Operating margin	9.8%	8.8%	100 bps	11.7%	9.1%	260 bps
Net income	$45.1	$36.0	25%	$54.5	$36.9	48%
Earnings per share	$0.64	$0.51	25%	$0.77	$0.52	48%

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" tables included in the earnings release announcing first quarter 2018 financial results and full year 2018 financial outlook located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.

Updated Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	8.0% to 10.0% (prior 5.5% to 7.5%)	6.5% to 8.5% (prior 4.0% to 6.0%)
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	150 bps to 170 bps (prior 170 bps to 190 bps)	30 bps to 50 bps (prior 40 bps to 50 bps)
Income from operations	$275 to $285 million (prior $263 to $273 million)	$299 to $308 million (prior $290 to $300 million)
Operating margin	10.3% to 10.5% (prior 10.1% to 10.3%)	11.4% to 11.5% (prior 11.3% to 11.5%)
Licensing Income	up to $14.0 million (prior up to $13.5 million)	up to $14.0 million (prior up to $13.5 million)
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$213 to $220 million (prior $203 to $211 million)	$231 to $238 million (prior $224 to $231 million)
Diluted earnings per share	$3.01 to $3.11 (prior $2.88 to $2.98)	$3.27 to $3.37 (prior $3.17 to $3.27)

* Updated full year 2018 non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $23 million,$18 million net of tax, or $0.25 per diluted share (prior $27 million, $21 million net of tax, or $0.29 per diluted share).

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first quarter of 2018, we incurred $1.0 million, or $0.01 per diluted share, in incremental provisional income tax expense related to the TCJA.

The Updated Full Year 2018 Financial Outlook section below contains a more detailed discussion of the factors contributing to this outlook.

First Quarter Financial Results
(All comparisons are between first quarter 2018 and first quarter 2017, unless otherwise noted).

Net Sales
Consolidated net sales increased $63.5 million, or 12 percent (8 percent constant-currency) to a record $607.3 million, compared with net sales of $543.8 million in the first quarter of 2017. Non-GAAP net sales of $599.0 million increased 10 percent (7 percent constant-currency).

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q1 2018	Q1 2017	% Change	% Change
United States	$362.8	$333.2	9%	9%
LAAP	131.6	118.3	11%	5%
EMEA	71.8	55.4	30%	15%
Canada	41.1	36.9	11%	6%
Total	$607.3	$543.8	12%	8%

•	United States

▪
Direct-To-Consumer ("DTC") net sales increased high-teens percent driven by improved brick & mortar store productivity, the effect of new store openings over the prior twelve months, and acceleration in e-commerce net sales growth.

▪
Wholesale net sales increased low-single-digit percent driven by the Columbia and prAna brands and reflecting increased shipments of Spring 2018 product in comparison to Spring 2017 shipments in the first quarter of 2017.

▪
The Company operated 130 U.S. retail stores at March 31, 2018 (107 outlet; 23 branded) and 4 branded e-commerce sites, compared with 120 stores (95 outlet, 25 branded) and 4 branded e-commerce sites at the same time last year.

•	Latin America Asia Pacific ("LAAP")

▪
Japan net sales increased high-teens percent (low-teens percent constant-currency). Excluding $1.5 million of net sales associated with the new revenue accounting standard, Japan non-GAAP net sales increased low-teens percent (low-double-digit percent constant-currency) due to strong DTC net sales aided by cold weather.

▪
China net sales increased low-double-digit percent (low-single-digit percent constant-currency), reflecting e-commerce net sales growth, partially offset by a wholesale net sales timing shift in which a higher proportion of Spring 2017 product was shipped in the first quarter of 2017 in advance of our SAP implementation in the second quarter of 2017.

▪
Korea net sales increased low-50 percent (low-40 percent constant-currency). Excluding $6.8 million of net sales associated with the new revenue accounting standard, Korea non-GAAP net sales increased mid-single-digit percent (low-single-digit percent decline constant-currency) due to foreign currency translation and an increase in Columbia brand net sales, partially offset by a net sales decline due to the 2017 decision to exit the Mountain Hardwear brand from the Korea market.

▪	LAAP distributor net sales declined high-20 percent due to a shift in the timing of decreased Spring 2018 advance order shipments into the fourth quarter of 2017 from the first quarter of 2018.

•	Europe Middle East and Africa ("EMEA")

▪	Europe-direct net sales increased low-30 percent (mid-teens percent constant-currency), driven by wholesale, including Spring 2018 wholesale deliveries, and DTC.

▪	EMEA Distributor net sales were up slightly for the first quarter driven by shipments of increased Spring 2018 advance orders.

•	Canada

▪	DTC net sales increased mid-40 percent (high-30 percent constant-currency), driven by growth in both brick & mortar stores and e-commerce.

▪	Wholesale net sales increased mid-single-digit percent (low-single-digit percent decline constant-

currency).

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q1 2018	Q1 2017	% Change	% Change
Columbia	$508.8	$449.1	13%	10%
SOREL	30.8	27.2	13%	10%
prAna	42.3	38.7	9%	9%
Mountain Hardwear	24.4	27.7	(12)%	(14)%
Other	1.0	1.1	(9)%	(9)%
Total	$607.3	$543.8	12%	8%

•
Columbia brand net sales growth was driven by increased net sales in all major markets except net sales to LAAP distributors, which declined due to a shift in the timing of decreased Spring 2018 advance order shipments from the first quarter of 2018 into the fourth quarter of 2017. Sales growth was led by U.S. DTC followed by Europe-direct, Korea and U.S. wholesale. Results were supported by favorable weather in several major global markets, strength in outerwear and footwear, and demand for Spring 2018 product.

•
SOREL brand net sales growth was driven by Europe-direct, U.S. DTC and Japan, supported by favorable demand for cold weather product as well as Spring 2018 styles. U.S. wholesale net sales declined, reflecting lower closeout sales compared to the first quarter of 2017.

•	prAna brand net sales growth was driven by U.S. wholesale and DTC.

•
Mountain Hardwear brand net sales declined due to lower close-out product sales and lower Spring 2018 advance orders within U.S. wholesale, as well as decreased net sales in Korea due to the 2017 decision to exit the brand from the Korean market.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q1 2018	Q1 2017	% Change	% Change
Apparel, Accessories and Equipment	$490.0	$440.0	11%	9%
Footwear	117.3	103.8	13%	8%
Total	$607.3	$543.8	12%	8%

•	Apparel, Accessories and Equipment net sales increased in the Columbia and prAna brands, partially offset by a net sales decline in the Mountain Hardwear brand.

•	Footwear net sales increased in both the Columbia and SOREL brands.

Channels

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q1 2018	Q1 2017	% Change	% Change
Wholesale	$343.9	$328.9	5%	1%
DTC	263.4	214.9	23%	20%
Total	$607.3	$543.8	12%	8%

•	Wholesale net sales growth was driven by growth in Europe-direct and the United States.

•	DTC net sales growth was led by the United States, Korea, Europe-direct, and Japan.

Gross Margin

First quarter 2018 gross margin expanded 180 basis points to a record 49.3 percent of net sales, compared to 47.5 percent in the first quarter of 2017, primarily reflecting:

•	changes in classification under the new revenue accounting standard;

•	lower levels of promotional activity in DTC;

•	favorable effects from foreign currency hedge rates; and

•	a higher proportion of higher-margin retail and wholesale net sales and a lower proportion of net sales to independent international distributors, which generally carry lower gross margins.

Excluding $8.3 million in revenue and gross profit associated with the new revenue accounting standard, non-GAAP gross margin expanded 110 basis points to 48.6 percent, compared to 47.5 percent in the first quarter of 2017.

Selling, General and Administrative ("SG&A") Expenses

First quarter 2018 SG&A expenses increased $30.6 million, or 14 percent, to $243.4 million, or 40.1 percent of net sales, compared to $212.8 million, or 39.1 percent of net sales, in the first quarter of 2017. Increased SG&A expenses included:

•	Project CONNECT program and discrete expenses;

•	changes in classification under the new revenue accounting standard;

•	increased expenses to support our expanding global DTC operations; and

•	the unfavorable impact of strengthening foreign currencies relative to the U.S. dollar.

Excluding $8.3 million in SG&A expenses associated with the new revenue accounting standard and $11.0 million in Project CONNECT program expenses and discrete costs, non-GAAP first quarter 2018 SG&A expenses increased $12.6 million, or 6 percent, to $224.1 million, or 37.4 percent of net sales.

Excluding $1.3 million in Project CONNECT program expenses and discrete costs, first quarter 2017 non-GAAP SG&A expenses were $211.5 million, or 38.9 percent of net sales.

Operating Income

Record first quarter 2018 operating income of $59.3 million, or 9.8 percent of net sales, increased 24 percent compared to operating income of $48.0 million, or 8.8 percent of net sales, in the first quarter of 2017.

Excluding $8.3 million in revenue, gross profit and SG&A expenses associated with the new revenue accounting standard, and $11.0 million in Project CONNECT program expenses and discrete costs, non-GAAP first quarter 2018 operating income increased 43 percent to $70.3 million, or 11.7 percent of net sales.

Excluding $1.3 million in Project CONNECT program expenses and discrete costs, non-GAAP first quarter 2017 operating income was $49.3 million, or 9.1 percent of net sales.

Licensing

First quarter 2018 net licensing income increased 38 percent to $3.3 million, compared to $2.4 million in the first quarter of 2017, primarily driven by increased net sales from existing licensing partners.

Income Tax Expense

First quarter 2018 income tax expense was $12.6 million, resulting in an effective income tax rate of 20.6 percent, compared to $9.8 million, or 20.1 percent, in the first quarter of 2017.

Excluding a $2.6 million income tax benefit associated with Project CONNECT and $1.0 million in provisional income tax expense associated with the TCJA, non-GAAP first quarter 2018 income tax expense was $14.2 million, resulting in an effective income tax rate of 19.6 percent.

Excluding a $0.4 million income tax benefit associated with Project CONNECT, non-GAAP first quarter 2017 income tax expense was $10.2 million, resulting in an effective income tax rate of 20.4 percent.

Net Income

First quarter 2018 net income increased 25 percent to a record $45.1 million, or $0.64 per diluted share, compared to net income of $36.0 million, or $0.51 per diluted share, in the first quarter of 2017.

Excluding $8.4 million net of tax in Project CONNECT program expenses and discrete costs and $1.0 million in incremental provisional income tax expense related to the TCJA, non-GAAP first quarter 2018 net income increased 48 percent to $54.5 million, or $0.77 per diluted share.

Excluding $0.9 million net of tax in Project CONNECT program expenses and discrete costs, non-GAAP net income was $36.9 million, or $0.52 per diluted share, in the first quarter of 2017.

Balance Sheet

At March 31, 2018, cash and short-term investments totaled $808.2 million, compared to $590.5 million at March 31, 2017.

The enactment of the TCJA and the resulting change to a territorial taxation system provides us with significantly more flexibility to repatriate foreign cash, and as a result we were able to repatriate $219.6 million of foreign cash to the United States in early April 2018.
Consolidated inventories increased 2 percent to $406.0 million at March 31, 2018, compared to $398.8 million at March 31, 2017, including an $18.2 million decrease driven by a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid expenses and other current assets under the new revenue accounting standard. Excluding the effect of this classification change, consolidated inventories increased 6 percent compared to March 31, 2017.

Cash Flow

Operating cash flow for the three months ended March 31, 2018 was $77.4 million, compared to $88.2 million in the three months ended March 31, 2017.

Capital expenditures totaled $12.3 million in the quarter ended March 31, 2018, compared to $11.3 million in the quarter ended March 31, 2017.

During the first quarter of 2018, the company repurchased 235,497 shares of common stock for $18.1 million, or an average of $76.84 per share.

At March 31, 2018, approximately $119.8 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

During the first quarter of 2018 the company paid cash dividends of $15.5 million.

Regular Quarterly Cash Dividend

At its regular board meeting on April 20, 2018, the board of directors authorized a regular quarterly cash dividend of $0.22 per share, payable on May 31, 2018 to shareholders of record on May 17, 2018.

Updated Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies and further consolidation among U.S. wholesale customers, such as those we experienced during 2016 and 2017, create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult to forecast our net sales and profitability.

Our 2018 outlook assumes that current macroeconomic and market conditions in key markets do not worsen, and that global regulatory, customs and tax policies remain largely unaltered for the balance of the year. The Tax Reform section below contains a more detailed discussion of the effects of the TCJA on income tax expense.

In addition, the outlook is based on the company’s adoption of the new revenue accounting standard, Accounting Standards Codification (ASC) Topic 606, which became effective on January 1, 2018. As required by the new guidance, the company will provide a reconciliation to the old revenue accounting guidance for the 2018 transition year in the Notes to Condensed Consolidated Financial Statements contained within the Quarterly Report on Form 10-Q.

Taking the above factors into consideration, our updated full year 2018 financial outlook anticipates:

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	8.0% to 10.0% (prior 5.5% to 7.5%)	6.5% to 8.5% (prior 4.0% to 6.0%)
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	150 bps to 170 bps (prior 170 bps to 190 bps)	30 bps to 50 bps (prior 40 bps to 50 bps)
Income from operations	$275 to $285 million (prior $263 to $273 million)	$299 to $308 million (prior $290 to $300 million)
Operating margin	10.3% to 10.5% (prior 10.1% to 10.3%)	11.4% to 11.5% (prior 11.3% to 11.5%)
Licensing Income	up to $14.0 million (prior up to $13.5 million)	up to $14.0 million (prior up to $13.5 million)
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$213 to $220 million (prior $203 to $211 million)	$231 to $238 million (prior $224 to $231 million)
Diluted earnings per share	$3.01 to $3.11 (prior $2.88 to $2.98)	$3.27 to $3.37 (prior $3.17 to $3.27)

* Updated full year 2018 non-GAAP financial outlook excludes net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $23 million, $18 million net of tax, or $0.25 per diluted share (prior $27 million, $21 million net of tax, or $0.29 per diluted share).

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first quarter of 2018, we incurred $1.0 million, or $0.01 per diluted share, in incremental provisional income tax expense related to the TCJA.

Net Sales

The company currently expects 2018 net sales growth of approximately 8.0 to 10.0 percent (prior 5.5 to 7.5 percent), compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 6.5 to 8.5 percent (prior 4.0 to 6.0 percent), which excludes approximately $40 million in net sales associated with the new revenue accounting standard.

Our updated full year 2018 financial outlook is further based on the expectation of non-GAAP net sales growth in the Columbia, SOREL, and prAna brands and a modest decline in Mountain Hardwear net sales as brand repositioning continues. Other assumptions considered in our non-GAAP net sales outlook include:

•	U.S. net sales growth of a high-single-digit percent, consisting of low-double-digit percent growth in DTC net sales and mid-single-digit percent growth in wholesale net sales.

•
EMEA net sales increase of mid-teens percent (low-double-digit percent constant-currency), consisting of a high-teens percent increase (low-double-digit percent constant-currency) in Europe-direct, and a low-double-digit percent increase in our EMEA distributor business.

•	LAAP net sales increase of mid-single-digit percent (low-single-digit percent constant-currency), including:

◦	China net sales increase of low-double-digit percent (mid-single digit percent constant-currency);

◦	Japan net sales increase of mid-single-digit percent (low-single-digit percent constant-currency);

◦	Korea net sales increase of low-single-digit percent decline (low-single-digit percent decline constant-currency); and

◦	LAAP distributor net sales decline of low-single-digit percent.

•	High-single-digit percent net sales growth in Canada (high-single-digit percent constant-currency).

Gross Margin

The company expects full year 2018 gross margin to improve by up to 140 basis points and non-GAAP gross margin to improve by up to 60 basis points, excluding an approximately $40 million benefit to gross profit associated with the new revenue accounting standard.

Gross margin expansion reflects:

•	a benefit from changes in classification under the new revenue accounting standard;

•	favorable effects of foreign currency hedge rates;

•	a higher proportion of higher margin full-price versus closeout product sales and lower levels of promotional activity in DTC; and

•	a favorable channel mix with a greater proportion of higher gross margin DTC net sales.

SG&A Expenses

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 150 to 170 basis points of SG&A expense deleverage (prior 170 to 190 basis points), and non-GAAP SG&A expense deleverage of approximately 30 to 50 basis points (prior 40 to 50 basis points), excluding approximately $40 million in SG&A expenses associated with the new revenue accounting standard, and approximately $23 million (prior $27 million) in Project CONNECT program expenses and discrete costs.

As a result of the significant momentum we are seeing in the business, we have made the decision to accelerate investments in our strategic priorities in the second half of the year, including higher demand creation spending and increased investment in our DTC operations. This includes continued investment in our Consumer-First ("C1") program as well the launch of a new initiative, Experience First (“X1”.) This initiative within our DTC operations is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses an upgrade of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experience for mobile shoppers, and is expected to be implemented in the first half of 2019. The project will be fully integrated with our C1 initiative.

The increase in projected SG&A expenses is aligned with our strategic priorities, and consists primarily of:

•	increased expenses to support continued expansion in the company's global DTC operations;

•	incremental expenses from changes in classification under the new revenue accounting standard;

•	increased demand creation spending;

•	unfavorable effects of foreign currency translation;

•	increased personnel expenses to support strategic initiatives and business growth;

•	Project CONNECT program expenses and discrete costs; and

•	increased information technology related expenses to support strategic initiatives including our multi-year C1 omnichannel investments.

These increases are partially offset by benefits we are starting to see from Project CONNECT.

Licensing

The company expects 2018 licensing income of up to $14.0 million (prior $13.5 million) based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the company expects 2018 operating income between approximately $275 million and $285 million (prior between $263 million and $273 million), and non-GAAP operating income between approximately $299 million and $308 million (prior between $290 million and $300 million), resulting in operating margin between approximately 10.3 and 10.5 percent (prior between 10.1 and 10.3 percent), and non-GAAP operating margin between approximately 11.4 and 11.5 percent (prior between 11.3 and 11.5 percent).

The change in revenue and expense classification under the new revenue accounting standard is expected to have a 15 to 20 basis point negative effect on reported operating margin rate for 2018 but no effect on reported operating income.

Income Tax Expense

The company expects an estimated full-year effective income tax rate of approximately 22 percent, which reflects a lower U.S. federal statutory income tax rate as a result of the TCJA and which may be materially affected by further refinement of our 2017 TCJA provisional estimates as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year.

The Tax Reform section below contains a more detailed discussion of the factors that may affect 2018 income tax expense.

Net Income

The company expects 2018 net income between approximately $213 million and $220 million (prior between $203 million and $211 million), and non-GAAP net income between approximately $231 million and $238 million (prior between $224 million and $231 million), or diluted earnings per share between approximately $3.01 and $3.11 (prior between $2.88 and $2.98), and non-GAAP diluted earnings per share between $3.27 and $3.37 (prior between $3.17 and $3.27).

Foreign Currency

Foreign currency is expected to benefit net sales growth by approximately 150 basis points versus prior expectations for a benefit of approximately 75 basis points.

Foreign currency is expected to have a favorable effect of approximately $0.13 on full year 2018 diluted earnings per share, comprising favorable gross margin effects from foreign currency hedge rates, and to a lesser degree the translation of net income, including unfavorable effects from foreign currency translation of SG&A expenses.

First Half 2018 Outlook

The above outlook also anticipates:

•	net sales growth of low-teens percent in the first half of the year;

•	non-GAAP net sales growth of low-double-digit percent in the first half of the year;

•	first half operating income to be approximately $15 million to $20 million higher than the comparable 2017 period; and

•	first half non-GAAP operating income to be approximately $25 million to $30 million higher than the comparable 2017 period.

Our guidance anticipates more pronounced SG&A deleverage in the second half of the year than in the first half of the year due to the timing of accelerated investment in our strategic priorities.

Balance Sheet and Cash Flows

Adjusting for the reclassification of the estimated cost of inventory associated with sales returns into prepaid expenses and other current assets under the new revenue accounting standard, we currently expect year-end inventory growth at a rate modestly above the rate of expected net sales growth due to the decision to make opportunistic inventory purchases in support of potential demand from accelerated demand creation investments.

The company expects 2018 capital expenditures of approximately $70 million, comprised of investments in DTC expansion, information technology, project-based and maintenance capital.

The company expects 2018 operating cash flow of up to $230 million.

Our guidance is based upon share repurchases offsetting dilution from share issuance relating to employee equity grants.

Capital Allocation

In light of increased cash balances, strong cash flow generation, and our repatriation of certain balances currently held in foreign jurisdictions, the company is providing additional insight into its priorities for use of cash.

First and foremost, the company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the company is to remain focused on improving results in the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we have demonstrated the capacity to make and integrate acquisitions as opportunities arise.

The enactment of the TCJA and the resulting change to a territorial system of taxation provided us with significantly more flexibility to repatriate foreign cash, and as a result we were able to repatriate $219.6 million of foreign cash to the United States in early April.

During the first quarter of 2018, the company repurchased 235,497 shares of common stock for $18.1 million, or an average of $76.84 per share.

At March 31, 2018, approximately $119.8 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

During the first quarter of 2018, the company paid cash dividends of $15.5 million.

The board of directors has authorized a regular quarterly cash dividend of $0.22 per share, payable on May 31, 2018 to shareholders of record on May 17, 2018.

Non-GAAP Financial Measures

With respect to our updated full year 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $23 million, $18 million net of tax, or $0.25 per diluted share (prior $27 million, $21 million net of tax, or $0.29 per diluted share).

Strategic Priorities

As part of the company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities including:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to accelerate market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

China JV

Our focus on investing in the areas of highest growth potential for our business have driven the company's strategic decision to buy out the remaining 40 percent non-controlling interest in our China joint venture.

The joint venture's 2017 net sales totaled approximately $168 million, generating low-teens percent operating margin. Sales are expected to achieve low-double-digit percent growth (mid-single-digit percent constant currency) in 2018. As of December 31, 2017, the joint venture operated 86 retail store locations in China. In addition, the joint venture sells its products through brand-specific e-commerce websites in China across multiple platforms and has distribution relationships with approximately 50 wholesale dealers that operate approximately 750 Columbia-branded retail locations.

Future plans include continued investments in building the Columbia brand in China, e-commerce, as well as expansion of direct and dealer-operated retail locations. We intend to maintain the existing management team, staff, dealers, and distribution networks that have helped the Columbia brand flourish in China. We expect to complete the buyout in early 2019.

Our long-term partner Swire Resources Limited ("Swire") will continue to serve as the exclusive independent distributor of Columbia branded products in Hong Kong and Macau. Swire had previously operated as Columbia Sportswear's exclusive independent distributor of Columbia branded products in China from 2004 until the beginning of the joint venture in 2014.

While the buyout is subject to various conditions, including regulatory approval in China, it is expected to be completed in early 2019. The consideration paid will occur in multiple steps beginning in late 2018 and is expected to be in the range of approximately $40 to $45 million based on current foreign currency exchange rates. The total consideration will include Swire's share of the accumulated net income generated during the term of the joint venture, the initial capital contribution as well as various other required amounts pursuant to the shareholder agreement.

Consumer-First Initiative ("C1")

During the second quarter of 2017, we commenced investment in our C1 initiative, which encompasses the Global Retail Platform and IT systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience, and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers.

This multi-year global initiative is currently in the build phase, targeting regional implementations beginning in the first half of 2019. Our updated full year 2018 financial outlook includes the SG&A expenses and capital expenditures that we anticipate incurring for the year for this initiative.

Experience First ("X1")

We have also made the decision to launch a new initiative, Experience First ("X1"). This initiative within our DTC operations is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses an upgrade of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers, and is expected to be implemented in the first half of 2019. The project will be fully integrated with our C1 initiative, and will be implemented across all of our brands.

Ongoing ERP Implementation

We are continuing to invest in our multi-year global enterprise resource planning ERP implementation, which has been executed across the majority of our operations to date. We plan to transition Europe-direct onto the system in mid-2018, at which point we will have completed the major phases of our global rollout.

Project CONNECT

Project CONNECT is a comprehensive assessment of the company's operating model aimed at aligning our resources to accelerate execution on our strategic priorities. Project CONNECT includes initiatives to drive revenue, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. During the second half of 2017, the company began implementation of operational improvements throughout the business.

A few of the first initiatives to be implemented include e-commerce optimization, indirect procurement, marketing effectiveness, and refining the promotional cadence in DTC. We will continue to implement other initiatives particularly those pertaining to product creation such as assortment optimization and intensifying our emphasis on designing products with the features and functions that consumers value most as implementation plans are more fully developed.

As these improvements begin to be realized, we intend to reallocate resources to our strategic priorities, including incremental demand creation spending and other investments to drive growth across our brands and distribution channels.

We are beginning to see financial benefits from these initiatives and recent progress gives us increasing confidence that we can generate more meaningful financial value capture in 2019.

In the first quarter of 2018, the company incurred Project CONNECT program expenses and discrete costs of approximately $11.0 million ($8.4 million net of tax), or $0.12 per diluted share. We currently expect to incur Project CONNECT program expenses and discrete costs of approximately $27 million in 2018.

Tax Reform

The company's accounting for the TCJA, which was recorded in the fourth quarter of 2017, remains provisional and is based upon our present interpretations, current available information and reasonable estimates of the effects of the TCJA. In the first quarter of 2018, we incurred additional provisional tax expense associated with the TCJA of $1.0 million, primarily related to the issuance of additional clarifying guidance, which drove further refinement of our provisional estimates that were recorded in the fourth quarter of 2017. These provisional estimates are subject to further refinement, possibly materially, as additional information becomes available. Our 2018 effective tax rate of 22 percent does not incorporate any future potential effects of the TCJA.

Supplemental non-GAAP Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude increased net sales, gross profit, and offsetting increased SG&A expenses associated with new the revenue accounting standard, as well as program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing first quarter 2018 results and updated full year 2018 financial outlook located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

Second Quarter 2018 Reporting Schedule

Columbia Sportswear Company plans to report financial results for the second quarter on Thursday, July 26, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's second quarter and year to date financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at http://www.columbia.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA), SG&A expenses, including deleverage and SG&A expenses associated with the new revenue accounting standard, and Project CONNECT program expenses and discrete costs, projected growth or decline in specific geographies, channels, products, and brands, the effect of changes associated with the new revenue accounting standard on our financial results, the effects of foreign currency, inventory growth, share repurchase activity, capital expenditures, investment activity, operating cash flow, the performance of our China joint venture and investments in our business in China, including the planned buyout of the 40 percent non-controlling interest in the joint venture, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy, or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture, including the planned buyout of the non-controlling 40 percent interest in the joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
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